Exhibit 15.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

June 27, 2025

To the Board of Directors and Shareholders of

Papa Medical Inc.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Papa Medical Inc. and its subsidiaries (collectively the “Company”) for the periods ended March 31, 2025, as indicated in our report dated June 27, 2025; because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ OneStop Assurance PAC

Singapore